Exhibit 99.(i)(4)

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

April 28, 2015

Morgan Stanley Global Fixed Income Opportunities Fund

522 Fifth Avenue

New York, New York 10036

Re:               Registration Statement on Form N-1A

Dear Sir or Madam:

As counsel for Morgan Stanley Global Fixed Income Opportunities Fund (the “Fund”), we are familiar with the registration of the Fund under the Investment Company Act of 1940, as amended (the “1940 Act”) (File No. 811-6515), and Post-Effective Amendment No. 41 to the Fund’s registration statement relating to the shares of beneficial interest (the “Shares”) of the Fund being filed under the Securities Act of 1933, as amended (File No. 33-44782) (“Post-Effective Amendment No. 41”).  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.  We have also examined such other records of the Fund, agreements, documents and instruments as we deemed appropriate.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the prospectus for the Fund and delivered by the Fund against receipt of the net asset value of the Shares, will be legally issued,  fully paid and nonassessable Shares of the Fund (except for the potential liability of shareholders described in the Fund’s Statement of Additional Information contained in Post-Effective Amendment No. 41 under the caption “Capital Stock and Other Securities”).

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Fund Counsel” in the Statement of Additional Information forming a part of the Registration Statement.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP
Dechert LLP

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